Exhibit 99.1

FOR IMMEDIATE RELEASE

HALLMARK FINANCIAL SERVICES, INC.

ANNOUNCES FIRST QUARTER 2017 EARNINGS RESULTS

FORT WORTH, Texas, (May 9, 2017) - Hallmark Financial Services, Inc. (NASDAQ: HALL) today announced earnings results for its first quarter 2017, including the following highlights:

•	1st quarter 2017 net income of $4.0 million, or $0.21 per diluted share
•	1st quarter 2017 total revenues of $96.9 million, increased 8% over prior year
•	1st quarter 2017 favorable prior year reserve development of $0.5 million
•	1st quarter 2017 net combined ratio of 98.6%

“The first quarter of fiscal 2017 continued to see elevated losses from our automobile lines of business. However, we are seeing improvement in our personal auto loss experience for the current accident year compared to prior year as our actions to address increased severity and frequency trends in this portfolio are beginning to have the expected impact. In the quarter, our Personal Segment did see some adverse loss reserve development from prior accident years which included a large settlement of a homeowners claim, a line that we exited beginning in late 2014,” said Naveen Anand, President and Chief Executive Officer.

“Our Specialty Commercial Segment grew premium production by 9% and reported a profitable 92.9% combined ratio for the quarter despite elevated commercial auto losses compared to the first quarter of the prior year. During a quarter which the industry saw significant severe convective storm losses, our Standard Commercial Segment experienced insignificant catastrophe losses as a result of our exposure reductions over the last two years and good fortune. However, during the first quarter of 2017, this segment experienced a $0.9 million hit to pre-tax income from the runoff of our occupational accident and workers’ compensation lines of business as compared to a $0.3 million adverse impact during the same period the prior year. These runoff lines adversely impacted our Standard Commercial Segment’s combined ratio by 6.2% and our consolidated combined ratio by 1.1% for the first quarter,” concluded Mr. Anand.

Mark E. Schwarz, Executive Chairman of Hallmark, stated, “We reported book value per share of $14.60 as of March 31, 2017, which is an increase of 2% during the first quarter. Our total cash and investments increased by $7.7 million during the first three months of 2017 to $748.8 million, or $40.33 per share. Our balance sheet remains liquid with a very short duration in our investment portfolio and cash balances (including restricted cash) of $85.8 million as of March 31, 2017 are ready to be deployed as we see opportunity.”

First Quarter
	2017	2016	% Change
	($ in thousands, unaudited)
Gross premiums written	135,112	128,447	5%
Net premiums written	88,519	87,626	1%
Net premiums earned	89,223	84,327	6%
Investment income, net of expenses	4,479	3,879	15%
Gain (loss) on investments (1)	2,060	74	2684%
Other-than-temporary impairments	-	(301)	-100%
Total revenues	96,948	90,028	8%
Net income	3,986	4,074	-2%
Net income per share - basic	$0.21	$0.21	0%
Net income per share - diluted	$0.21	$0.21	0%
Book value per share	$14.60	$14.00	4%
Cash flow from operations	8,839	(1,311)	nm

(1)	includes change in unrealized gain (loss) on other investment recognized in earnings

First Quarter 2017 Commentary

Hallmark reported net income of $4.0 million for the three months ended March 31, 2017 as compared to net income of $4.1 million for the same period the prior year. On a diluted basis per share, the Company reported net income of $0.21 per share for the three months ended both March 31, 2017 and 2016.

Hallmark's consolidated net loss ratio was 69.3% for the three months ended March 31, 2017, as compared to 65.7% for the same period the prior year. Hallmark's net expense ratio was 29.3% for the three months ended March 31, 2017 as compared to 29.6% for the same period the prior year. Hallmark’s net combined ratio was 98.6% for the three months ended March 31, 2017 as compared to 95.3% for the same period the prior year. Hallmark’s reported net combined ratio includes a 1.1% adverse impact for the three months ended March 31, 2017, as compared to a 0.5% adverse impact for the same period the prior year, from the workers’ compensation and occupational accident lines of business no longer written by the Standard Commercial Segment. Similarly, these discontinued lines of business accounted for 6.2% of the 101.6% net combined ratio of the Standard Commercial Segment for the first quarter of 2017 and 2.4% of the 100.7% net combined ratio of the Standard Commercial Segment for the first quarter of 2016.

During the three months ended March 31, 2017, Hallmark’s total revenues were $96.9 million, representing an increase of 8% from the $90.0 million in total revenues for the same period of 2016. During the three months ended March 31, 2017, Hallmark’s income before tax was $5.8 million, representing a decrease of $0.2 million from the $6.0 million reported during the same period the prior year.

The increase in revenue for the three months ended March 31, 2017 was primarily attributable to net realized gains on the Company’s investment portfolio during the current quarter as compared to net realized losses during the same period the prior year. Also contributing to the increase in revenue were higher net premiums earned and higher net investment income, partially offset by lower finance charge revenue and lower commission and fee revenue. The higher net premiums earned were due mostly to increased premium production in the Specialty Commercial Segment.

The decrease in income before tax for the three months ended March 31, 2017 was due primarily to increased losses and loss adjustment expenses (“LAE”) of $6.4 million and higher operating expenses of $0.6 million, partially offset by the increase in revenue discussed above. The increase in loss and LAE was primarily the result of higher current accident year loss trends in the Specialty Commercial Segment driven by commercial auto lines of business, as well as the increased earned premium discussed above.

During the three months ended March 31, 2017, Hallmark’s cash flow provided by operations was $8.8 million compared to cash flow used by operations of $1.3 million during the same period the prior year. The increase in operating cash flow was primarily due to decreased paid losses (including timing of reinsurance claim settlements), increased net collected premiums, higher collected net investment income and lower income taxes paid partially offset by higher paid operating expenses and lower collected finance charges.

About Hallmark Financial Services, Inc.

Hallmark Financial Services, Inc. is a diversified specialty property/casualty insurer with offices in Dallas-Fort Worth, San Antonio, Chicago, Los Angeles and Atlanta. Hallmark markets, underwrites and services over half a billion dollars annually in commercial and personal insurance premiums in select markets. Hallmark is headquartered in Fort Worth, Texas and its common stock is listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, general economic conditions, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Naveen Anand, President and Chief Executive Officer at 817.348.1600

www.hallmarkgrp.com

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Balance Sheets
($ in thousands, except par value)	Mar. 31	Dec. 31
ASSETS	2017	2016
Investments:	(unaudited)
Debt securities, available-for-sale, at fair value (cost: $605,438 in 2017 and $597,784 in 2016)	$605,333	$597,457
Equity securities, available-for-sale, at fair value (cost: $30,369 in 2017 and $31,449 in 2016)	53,156	51,711
Other investment (cost; $3,763 in 2017 and 2016)	4,510	4,951
Total investments	662,999	654,119
Cash and cash equivalents	82,953	79,632
Restricted cash	2,852	7,327
Ceded unearned premiums	82,358	81,482
Premiums receivable	94,496	89,715
Accounts receivable	1,708	2,269
Receivable for securities	1,254	3,047
Reinsurance recoverable	148,588	147,821
Deferred policy acquisition costs	19,094	19,193
Goodwill	44,695	44,695
Intangible assets, net	11,875	12,491
Deferred federal income taxes, net	575	1,365
Federal income tax recoverable	1,955	3,951
Prepaid expenses	3,406	1,552
Other assets	14,416	13,801
Total Assets	$1,173,224	$1,162,460
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Revolving credit facility payable	$30,000	$30,000
Subordinated debt securities (less unamortized debt issuance cost of $988 in 2017 and $1,001 in 2016)	55,714	55,701
Reserves for unpaid losses and loss adjustment expenses	486,971	481,567
Unearned premiums	241,427	241,254
Reinsurance balances payable	51,738	46,488
Pension liability	2,152	2,203
Payable for securities	9,036	14,215
Accounts payable and other accrued expenses	25,160	25,296
Total Liabilities	902,198	896,724
Commitments and contingencies
Stockholders’ equity:
Common stock, $.18 par value, authorized 33,333,333 shares; issued 20,872,831 shares in 2017 and 2016	3,757	3,757
Additional paid-in capital	123,183	123,166
Retained earnings	152,013	148,027
Accumulated other comprehensive income	12,178	10,371
Treasury stock (2,306,735 shares in 2017 and 2,260,849 shares in 2016), at cost	(20,105)	(19,585)
Total Stockholders’ Equity	271,026	265,736
Total Liabilities & Stockholders' Equity	$1,173,224	$1,162,460

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Statements of Operations	Three Months Ended
($ in thousands, except share amounts)	March 31
	2017	2016
Gross premiums written	$135,112	$128,447
Ceded premiums written	(46,593)	(40,821)
Net premiums written	88,519	87,626
Change in unearned premiums	704	(3,299)
Net premiums earned	89,223	84,327

Investment income, net of expenses	4,479	3,879
Net realized gains (losses)	2,060	(227)
Finance charges	1,053	1,441
Commission and fees	72	577
Other income	61	31
Total revenues	96,948	90,028

Losses and loss adjustment expenses	61,842	55,395
Operating expenses	27,495	26,896
Interest expense	1,156	1,131
Amortization of intangible assets	617	617
Total expenses	91,110	84,039

Income before tax	5,838	5,989
Income tax expense	1,852	1,915
Net income	$3,986	$4,074

Net income per share:
Basic	$0.21	$0.21
Diluted	$0.21	$0.21

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Segment Data
Three Months Ended Mar. 31 (unaudited)
	Specialty Commercial Segment		Standard Commercial Segment		Personal Segment		Corporate		Consolidated
($ in thousands)	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
Gross premiums written	$95,507	$87,400	$20,693	$20,098	$18,912	$20,949	$-	$-	$135,112	$128,447
Ceded premiums written	(35,924)	(28,663)	(1,841)	(2,352)	(8,828)	(9,806)	-	-	(46,593)	(40,821)
Net premiums written	59,583	58,737	18,852	17,746	10,084	11,143	-	-	88,519	87,626
Change in unearned premiums	2,346	(1,484)	(2,138)	(1,096)	496	(719)	-	-	704	(3,299)
Net premiums earned	61,929	57,253	16,714	16,650	10,580	10,424	-	-	89,223	84,327

Total revenues	65,835	60,583	17,726	17,992	11,863	12,090	1,524	(637)	96,948	90,028

Losses and loss adjustment expenses	41,590	34,413	11,046	11,069	9,206	9,913	-	-	61,842	55,395

Pre-tax income (loss), net of non-controlling interest	8,098	10,312	851	1,416	(758)	(1,083)	(2,353)	(4,656)	5,838	5,989

Net loss ratio (1)	67.2%	60.1%	66.1%	66.5%	87.0%	95.1%			69.3%	65.7%
Net expense ratio (1)	25.7%	27.7%	35.5%	34.2%	26.0%	19.1%			29.3%	29.6%
Net combined ratio (1)	92.9%	87.8%	101.6%	100.7%	113.0%	114.2%			98.6%	95.3%

Favorable (Unfavorable) Prior Year Development	(300)	2,347	1,458	358	(669)	(988)	-	-	489	1,717

[1]	The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated as total underwriting expenses offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.